Exhibit 10.31

FIRST AMENDMENT TO

RETIREMENT AND TRANSITION AGREEMENT

THIS AMENDMENT (this “Amendment”) dated January 11, 2012 and effective as of January 1, 2012 to the Retirement and Transition Agreement (the “Agreement”) dated July 20, 2011 is entered into by and between Electronics For Imaging, Inc., a Delaware corporation (the “Company”), and Fred Rosenzweig (“Executive”).

RECITALS

WHEREAS, the parties wish to modify and clarify certain terms and conditions of the Agreement;

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive agree as follows:

Section 1 of the Agreement is amended and restated in its entirety as follows:

1.	Retirement. Executive hereby voluntarily resigns his position as President of the Company, and from each and every other position (as an officer, director, employee, member, manager and in any other capacity) with the Company and each of its affiliates that Executive may have previously had (other than as a member of the Company’s Board of Directors and as an employee of the Company), effective December 31, 2011 (the “Officer Transition Date”). Executive hereby voluntarily retires from employment with the Company, effective at the close of business on February 29, 2012 (the “Retirement Date”).

Section 2 is amended and restated in its entirety as follows:

Compensation. From now through the Officer Transition Date, Executive shall (except as otherwise provided in this Agreement) continue to be employed on the terms and conditions set forth in the Employment Agreement. Executive shall remain eligible for any bonus he would otherwise be entitled to for the fiscal year ending December 31, 2011 under the Company’s 2011 Executive Team Performance Bonus Program (the “Bonus Program”) and, in order to ensure the payment of any such bonus, the Company agrees that the Determination Date (as defined in the Bonus Program) and payment of such bonus shall occur on or before March 15, 2012, but Executive shall not be entitled to any additional equity award grants (stock options, restricted stock, restricted stock units or otherwise) after the date hereof. The terms of Executive’s Employment Agreement shall cease to apply on the Officer Transition Date. From January 1, 2012 though the Retirement Date, Executive shall continue to serve the Company as a part-time employee (such period of time, the “Transition Period”). During the Transition Period, Executive shall not be an officer of the Company, shall report to the Company’s Chief Executive Officer, and shall assist the Company’s Chief Executive Officer with the transition of Executive’s duties and on such other matters as the Chief Executive Officer may reasonably request and are within Executive’s experience with the Company. During the Transition Period, the Company shall pay Executive as a part-time, exempt employee, a base salary of half his former annual salary (which will be paid in accordance with the Company’s regular payroll policies). Further, during the Transition Period, Executive will be eligible to participate in the Company’s employee benefit plans and programs on the same basis as other employees in the Company generally (as those plans and programs may be in effect from time to time), but Executive shall not be entitled to a bonus, equity award or other incentive for his work during the Transition Period. Executive agrees to comply with the Company’s payroll policies regarding Executive’s work for the Company during the Transition Period. The Executive’s employment during the Transition Period may be terminated by the Company for any reason with notice to Executive, by Executive for any reason with written notice to the Company, or due to Executive’s death. In the event the Company terminates this Agreement during the Transition Period other than due to a material breach of Executive’s obligations hereunder or under the Confidentiality Agreement, then any continued employment and/or service (as opposed to performance) based vesting equity awards previously granted to Executive by the Company that were otherwise scheduled to vest during the balance of the scheduled Transition Period shall accelerate as of the date of such termination and, within thirty (30) days of the termination date, the Company shall pay Executive a single lump-sum cash payment equal to the number of full months remaining in the Transition Period, multiplied by Executive’s part-time monthly salary. For purposes of clarity, Executive’s retirement is a voluntary retirement by Executive — Executive shall not be entitled to severance pay pursuant to his Employment Agreement or any other severance plan, program or policy with respect to such retirement or the transition contemplated by this Agreement.

Except as explicitly modified herein, all terms, conditions and provision of the Agreement shall continue in full force and effect.

In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

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IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the Effective Date first set forth above.

“EXECUTIVE”

/s/ Fred Rosenzweig
Fred Rosenzweig

“COMPANY”

Electronics For Imaging, Inc.,
a Delaware corporation

By:	/s/ Guy Gecht
Guy Gecht
Chief Executive Officer

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